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Prospectus Supplement No. 13                    Filed pursuant to Rule 424(b)(3)
to Prospectus dated August 6, 2001                            File No. 333-62234

                                 CEPHALON, INC.

           $400,000,000 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006

           This document supplements information contained in that certain prospectus of Cephalon, Inc. dated August 6, 2001, as amended and supplemented from time to time, relating to the potential resale from time to time of $400,000,000 5 1/4% Convertible Subordinated Notes due 2006 and 5,405,405 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

           The following table supplements, or amends, as noted, the information set forth in the prospectus under the caption "Selling Securityholders" with respect to:

                  - the principal amount of notes beneficially owned by each selling securityholder and the maximum principal amount that each may offer, and

                  - the number of shares of common stock issued upon conversion of the notes that each selling securityholder may sell under the prospectus, as amended or supplemented.

                                                                                               NUMBER OF
                                                                      PRINCIPAL AMOUNT       COMMON SHARES
                                                                          OF NOTES            ISSUED UPON
                                                                        BENEFICIALLY        CONVERSION THAT
NAME OF SELLING SECURITYHOLDER (1)                                       OWNED (2)           MIGHT BE SOLD
----------------------------------                                       ---------           -------------
The following information supplements the information
set forth in the prospectus originally filed or as previously amended or supplemented:

American Samoa Government                                                    38,000                513

BP Amoco PLC Master Trust                                                 1,448,000             19,567

Hotel Union & Hotel Industry of Hawaii Pension Plan                         398,000              5,378

Jefferies and Company Inc.                                                   12,000                162

Viacom Inc. Pension Plan Master Trust                                        43,000                581

(1) The information set forth herein is as of March 7, 2002 and will be updated as required.
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(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is March 7, 2002.